Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2004, except for Notes 2, 3, 8, 20, 25 and 26, as to which the date is June 17, 2004, relating to the financial statements and financial statement schedule, which appears in Trizec Properties, Inc.’s Current Report on Form 8-K filed on June 22, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
June 25, 2004